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NEWS RELEASE
FOR IMMEDIATE RELEASE                       Company Contact:
                                            Arthur A. Koch, Jr.
                                            Chief Operating Officer
                                            (302) 456-6789
                                            www.sdix.com
                                            ------------

                                            Investor Relations Contact:
                                            Lippert/Heilshorn & Associates, Inc.
                                            William A. Walkowiak, CFA
                                            Klea Theoharis
                                            (212) 838-3777
                                            klea@lhai.com
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                 Strategic Diagnostics Announces Expansion Plans
                                       and
        Signing of Sales and Marketing Agreement with AZUR Environmental

NEWARK, Del., June 26, 2001 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of antibody products and analytical test kits for the food safety and water quality markets, has begun an expansion of its Windham, Maine location. SDI is also announcing a Sales and Marketing Agreement with AZUR Environmental, giving SDI rights to sell and market the AZUR product line.

The expansion in Maine is being driven by growing customer demand for increased specific pathogen free (SPF) polyclonal antibody production. This expansion will enable SDI's Strategic BioSolutions (SBS) division to shift to SPF production exclusively at this facility. Construction for the first building is expected to be completed by the end of this year. At that point, SDI expects to begin to consolidate its California operations into its Delaware and Maine facilities. The consolidation is expected to be completed within the next 18 months, and is expected to reduce operational expenses by approximately $750,000 to $1,000,000 a year.

Richard C. Birkmeyer, President and CEO commented, "We are very excited about the expansion of our Maine facility, which has resulted from the continued growth our of SBS business. This facility achieved AAALAC accreditation last year, and we have seen a significant increase in the number of customers requesting SPF products. This expansion will strengthen our ongoing product development efforts and enable us to offer more competitive pricing. SPF products are used extensively within the pharmaceutical industry, which is one of the largest growing segments of the SBS customer base."

Mr. Birkmeyer continued, "While the expansion of our SBS facilities is ongoing, activities within the Water Quality side of the business have been focusing on the pending AZUR acquisition. We were somewhat disappointed that the signing of
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the sales and marketing agreement did not occur earlier in the quarter as anticipated; however, the agreement has recently been signed and the response from our customers has been very positive.

"Within our Food Safety business unit, we continue to develop and build upon our marketing strategy of providing the customer with the necessary tools to make informed decisions. The GMO Check Bt9 ELISA kit was recently approved by the USDA for the detection of 1 in 10,000 kernels of StarLink(TM) corn. This is the fourth SDI test that has received USDA approval, and can be used by food processors for detection of low levels of StarLink(TM). We currently have more USDA approved test kits for the detection of StarLink(TM) than any of our competitors, and we are committed to remaining the industry leader in the testing of agricultural products."

About Strategic Diagnostics Inc.
--------------------------------
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. Trait Check(TM), GMO QuickCheck(TM), and GMO Check(TM) are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI's current expectation. When used in this press release, the words "anticipate", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, inability to obtain required government approvals, modifications of government regulations, modifications to development and sales relationships, construction delays or cost overruns in the Maine expansion project, delays or unanticipated costs relating to the consolidation of the California facility, the ability to meet increased market demand, the ability to achieve anticipated growth, increasing dependence on the sale of certain products, competition, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.